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                                                                    EXHIBIT 11


                         ABBOTT LABORATORIES AND SUBSIDIARIES

                   CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

              (Dollars and Shares in Millions Except Per Share Amounts)


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

                                                    THREE MONTHS ENDED MARCH 31
                                                    ---------------------------
                                                          1996          1995
                                                        --------      --------

1.  Net Earnings                                       $   480.1     $   417.3
                                                       ---------     ---------

2.  Average number of shares outstanding                   785.8         801.3
                                                       ---------     ---------

3.  Earnings per share based upon average
    outstanding shares (1 divided by 2)                $     .61     $     .52
                                                       ---------     ---------
                                                       ---------     ---------

4.  Fully diluted earnings per share:

    a. Stock options granted and outstanding for
       which the market price at quarter-end
       exceeds the option price                             27.8          26.8
                                                       ---------     ---------
                                                       ---------     ---------

    b. Aggregate proceeds to the Company from
       the exercise of options in 4.a.                 $   786.6     $   652.4
                                                       ---------     ---------
                                                       ---------     ---------

    c. Market price of the Company's common
       stock at quarter-end                            $   40.75     $   35.75
                                                       ---------     ---------
                                                       ---------     ---------

    d. Shares which could be repurchased
       under the treasury stock
       method (4.b. divided by 4.c.)                        19.3          18.2
                                                       ---------     ---------
                                                       ---------     ---------

    e. Addition to average outstanding shares
       (4.a. - 4.d.)                                         8.5           8.6
                                                       ---------     ---------
                                                       ---------     ---------

    f. Shares for fully diluted earnings per
       share calculation (2. + 4.e.)                       794.3         809.9
                                                       ---------     ---------
                                                       ---------     ---------

    g. Fully diluted earnings per share
       (1. divided by 4.f.)                            $     .60     $     .52
                                                       ---------     ---------
                                                       ---------     ---------

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